EXHIBIT (a)(1)(Q)

                                                               Date
                                                               April 4, 2002

KPN REJECTS OFFER FOR ITS EUROWEB
INTERNATIONAL CORP. SHARES BY AMTEL


The Hague, The Netherlands, April 4, 2002: Today Royal KPN N.V. (AEX: KPN, NYSE:
KPN) rejected a revised offer of Peter E. Klenner of Amtel Hang es Internet Kommunikacio Magyarorszag Kft. to acquire KPN's interest in EuroWeb International Corp. (NASDAQ: EWEB) at a purchase price of $3.00 per share in cash. This offer has been rejected by KPN because KPN has not received sufficient evidence that Amtel has the means to finance its offer and that EuroWeb's independent directors would support the subsequent merger with EuroWeb contemplated by Mr. Klenner.

Notice for EuroWeb security holders: Investors are urged to read Everest Acquisition Corp.'s tender offer documents filed with the SEC because they contain important information. Investors can obtain such documents free of charge at the SEC's website, www.sec.gov, or from D.F. King & Co. Inc., the Information Agent for the tender offer, at 77 Water Street, New York, NY 10005, telephone number +1-212-269-5550 (call collect) or +1-800-659-5550 (toll-free).